EXHIBIT (10)(q)






March 14, 1994



Dr. John L. Zabriskie
7000 Portage Road
Kalamazoo, MI 49001

Dear Dr. Zabriskie:

This letter supersedes our letter of December 3, 1993 and confirms that the terms of your employment as Chairman and Chief Executive
Officer of The Upjohn Company ("Upjohn" or the "Company") will be:

1. You will be Chairman of the Board of Directors and Chief Executive Officer of the Company serving at the will of the Board with the traditional responsibilities, duties and authority of such officers in public companies of the size of the Company. You will also serve as a member of the Executive Committee of the Board of Directors.

2. Your beginning annual base salary will be $800,000 and will be subject to annual review.

3. You will be included in the Company's Incentive Compensation Plan at a level determined by the Compensation and Incentive Committee of the Board to be appropriate based on your position,
     job performance and Company policy.   Current Company policy is
     to set target awards for the CEO at 80-100% of base salary. You will be guaranteed a minimum payment of $600,000 for 1994, which will be payable in March 1995 in accordance with the terms of the Incentive Compensation Plan and will be payable even if you die, become disabled, are terminated without cause or terminate your employment for good reason during or after the end of 1994, or are terminated for cause or terminate voluntarily without good reason after December 31, 1994 but prior to March 15, 1995. Incentive compensation shall be deemed fully earned at the end of the measuring period even if actual payment thereof is delayed.

4. The Company expects to adopt a new long-term incentive plan, and, if adopted, you will participate in such plan at a level determined by the Compensation and Incentive Committee of the Board to be appropriate based on your position, job performance and Company policy.

5. (a) The Company agrees to act in good faith with respect to your employment, and should the Board ever consider terminating your employment or taking any actions that would constitute good reason for you to terminate your employment, you shall be promptly notified of such consideration. In all instances you shall receive any earned but unpaid compensation as and when due under the terms of the applicable plans.

     (b) In the event prior to December 31, 1997 your employment is involuntarily terminated other than for gross misconduct ("cause") or you voluntarily terminate your employment as a result of (x) a material diminishment of your executive officer responsibilities, (y) non-reelection of you as Chairman of the Board of Directors or (z) a material uncured breach of this Agreement by the Company (any of the foregoing constituting "good reason"), then (subject to the other provisions of this
     Section 5 and without any offset for income earned from other employment), (i) you shall be entitled to receive a lump sum severance payment, payable within 30 days after termination, equal to the total amount of base salary you would have received had you continued employment until December 31, 1997 but in no event less than an amount equal to two years' base salary at your then current base salary; (ii) you shall have your period of employment service used to calculate retirement and other employee benefits extended as if you had worked until December 31, 1997 and the compensation used to calculate your retirement benefit from Upjohn will be determined as if you had continued to receive your then current compensation until December 31, 1997; (iii) you will be entitled to exercise during the five years following your termination from Upjohn, in accordance with their terms, any remaining stock options from your original grant (all of which will become vested under such circumstances if you have completed one year of Upjohn employment) and any other stock options for which you have met the one year of employment requirement; and (iv) you shall earn any of your original restricted shares that have not yet vested.

     (c) In the event, after December 31, 1997, the Board contemplates terminating your employment or taking any action that would constitute good reason for you to terminate your employment, the Board shall negotiate an appropriate severance package with you commensurate with your position.

     (d) In the event you should die before December 31, 1997 while still employed by Upjohn, your spouse or such other beneficiary as you may designate shall receive a lump sum payment equal to two years' base salary offset by any death benefits payable under the Company's life insurance plan.

     (e) In the event you become totally and permanently disabled while employed by the Company, the Company may either place you on long-term disability with the benefits payable under the Company's disability plan as if you had been employed by Upjohn for 28 years plus your actual years of service with the Company or may immediately terminate your employment and pay you as if you were terminated without cause, but with a credit for any disability benefits you may receive from the Company.

     (f) In the event you commence employment with, or provide substantial and continuous consulting services to, another pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales) within two years after your employment is terminated (provided that the providing of investment banking services shall not be deemed to be the providing of consulting services unless such investment banking services relate to or may affect the Company), you shall forfeit the amount payable under subparagraphs (b) (i) and (b) (ii) above, and if you have received severance payments under subparagraph (b) (i) or above or additional retirement or other employee benefits under subparagraph (b) (ii) above, you agree to promptly repay the amount of such severance payments and such additional retirement and other employee benefits to the Company, and any remaining stock options will be canceled as of the date of the providing of such activities.

     (g) The Company will also provide you upon any termination of your employment with outplacement services commensurate with your position.

6. In the event you are discharged for cause or you voluntarily terminate your employment other than for good reason (which right you shall have at any time), you will forfeit your right to receive any further salary, incentive compensation, long-term compensation, severance pay or restricted stock that has not been fully earned at the time your Upjohn employment terminates, and you will be able to exercise any remaining vested stock options in accordance with their terms but only during the three months following termination of your employment with the Company.

7. The Company shall enter into its standard change-in-control severance agreement with you, provided, however, that any payments due to you under such change-in-control severance agreement will be offset by any severance payments that you are entitled to receive under paragraph 5 (b) (i) above.

8. You have indicated that you received your full 1993 bonus from Merck and that no further compensating payment is due you from the Company. In lieu of your performance share awards from Merck, the Company issued you on January 12, 1994, 15,000 restricted shares of Upjohn Common Stock. If you later receive any performance share awards from Merck, the number of restricted shares (based on the January 12, 1994 average market price for Upjohn Common Stock) will be reduced by the value of such performance share awards. These restricted shares will vest in equal amounts on January 12, 1995 and January 12, 1996, or upon your death or disability, a change in control of the Company (as defined in the Company's Stock Option Plan), or your employment being involuntarily terminated other than for cause or your employment being voluntarily terminated by you for good reason.

9. (a) The Company granted you on January 3, 1994 ten-year stock options for 350,000 shares of Upjohn Common Stock at an exercise price of $29.0625 (the average market price on that day), which will vest and become exercisable according to the following schedule:


                             Minimum Share Price       Number
     Vesting Date              to Become Vested        of Shares

     January 3, 1995          None                250,000
     January 3, 1996          $34.0625             50,000
     January 3, 1997          $39.0625             50,000


     (b) If you have satisfied the one-year-of-employment requirement, options not vesting until 1996 and 1997 will nevertheless vest immediately upon your death or disability, a change in control of the Company (as defined in the Company's Stock Option Plan), or your employment being involuntarily terminated other than for cause or your employment being voluntarily terminated by you for good reason.

     (c) In order for the stock options vesting in 1996 and 1997 to be vested (other than as provided in (b) above), the price of the stock must have been above the specified minimum share price for at least 90 consecutive days after January 3, 1994. The stock options vesting on January 3, 1995 shall vest on that date notwithstanding the stock price.

     (d) In view of the foregoing grant, you will not receive any other stock options in 1994. However, beginning in 1995, you will receive stock options, restricted stock and similar compensation incentives consistent with the incentives provided to other senior executive officers but in an amount determined by the Compensation and Incentive Committee of the Board to be appropriate based on your position, job performance and Company policy. In addition, if the Compensation and Incentive Committee approves the issuance of performance shares to executive officers, you will receive performance shares in 1994 and subsequent years consistent with the performance shares issued to other senior executive officers but in an amount determined by the Compensation and Incentive Committee of the Board to be appropriate based on your position, job performance and Company policy.

10. You will receive the customary Upjohn relocation benefits, including, unless you sell your home yourself, an amount equal to the average appraised value of your home as determined by at least two independent real estate appraisers selected by Upjohn (you would then deed your home to Upjohn). Upjohn will also reimburse you, grossed-up for any resulting taxes, for reasonable house-hunting, personal transportation, moving expenses and closing costs on the purchase of your new home associated with your move to Kalamazoo, and, if you sell your current home yourself, any closing costs on that sale. Upjohn will also pay your temporary living expenses and costs for storage of your household goods for a reasonable period until you can get settled in Kalamazoo.

11. When your employment with Upjohn terminates (for any reason whatsoever), the Company will pay you the difference, if any, between (i) the amount of retirement benefits you would be entitled to receive under the greater of the benefit formula then in effect or now in effect under The Upjohn Retirement Plan if you had been employed by Upjohn for 28 years plus your actual years of service with Upjohn, and (ii) the amount of retirement benefits to which you are entitled by virtue of service with other employers. If your compensation for 1994 is used to determine the foregoing retirement benefits, your compensation for 1994 will only include your 1994 base salary and the higher of your actual 1994 Incentive Compensation Award or the guaranteed minimum bonus payment for 1994. For the purpose of the foregoing calculation, alternative forms of benefits will be made actuarially equivalent. Any such amount not actually payable under The Upjohn Retirement Plan will be paid as a non-qualified, supplemental payment.

12. You will be entitled to receive all fringe benefits, including medical/dental coverage, life insurance, disability coverage and vacation, that Upjohn executive officers with 28 or more years of service are entitled to receive. There are currently no special perquisites for executive officers, but if any are added, you will be entitled to receive them. You shall, during and after employment, have the full benefit of the indemnity provisions in the Company's Certificate of Incorporation (including the right to have legal fees advanced) and be covered under the Company's directors and officers liability insurance coverage with respect to claims arising out of your employment as an officer or service as a director of the Company, to the extent allowed by law and to the extent such indemnity and insurance coverage is provided to other officers and directors.

13. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a duly authorized member of the Board of Directors of the Company. No waiver by either party hereto at any time of any breach of the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. This Agreement shall not be assignable by you. This Agreement shall not be assignable by the Company except in connection with the sale of all or substantially all of the business of the Company. This Agreement shall be binding on the successors and permitted assigns of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without regard to its conflicts of law principles. In the event the Company breaches this Agreement by non-payment of any amounts due to you, you shall be entitled to recover your costs of collection, including reasonable attorney's fees.

14. Any controversy or claim arising out of or relating to this Agreement, whether arising before or after the expiration or other termination of this Agreement, shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association. Any decision by the arbitrators shall be final and binding on the parties and may be entered into in any court of competent jurisdiction.

15. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, except for such other written agreements and plans as may be specifically contemplated herein.

Very truly yours,
The Upjohn Company
By   WILLIAM D. MULHOLLAND

     William D. Mulholland
     Chairman, Executive Committee




Agreed to and accepted by:

JOHN L. ZABRISKIE

John L. Zabriskie
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